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                                                        EXHIBIT 10.3


                [AMERICAN LABORATORY ASSOCIATES LETTERHEAD]

                                                        August 2, 1993

Mr. Robert P. Wynn
2757 N.W. 28th Street
Boca Raton, FL  33434

Dear Bob:

We are pleased to make you an offer to join American Laboratory Associates ("ALA") in the position of Chief Operating Officer, starting August 2, 1993. In that position you will have overall responsibility for the lab operations, including finance and accounting, billing and collections, personnel and administration. Matters relating to quality control and quality assurance will be reported directly to us.

You will be compensated at the rate of $8,333.33 per month, and paid biweekly. Your performance will be reviewed annually as of July 31, when you will be eligible for a salary increase.

In addition to your regular compensation, you will be eligible for an annual cash performance bonus. The amount of any bonus will be determined in the sole discretion of ALA, based on written performance criteria. Any such bonus will be payable as soon as possible after the annual performance review is conducted.

You initially will be eligible for three weeks' paid vacation, increasing to four after your fifth anniversary date with ALA. You will also be paid for the six holidays presently recognized by ALA. In addition you will be permitted to attend the requisite number of continuing education courses necessary to maintain your CPA certificate, which at the discretion of ALA will not be counted in determining the amount of annual paid vacation. You will schedule your vacations and other paid absences in a manner that shall enable you to meet your obligations to ALA.

You will also be eligible to participate in the group insurance and other fringe benefits programs available to ALA personnel and will be reimbursed for travel and other business related expenses incurred in performance of your responsibilities to ALA.

In the event a future incentive compensation arrangement based on the performance and equity value of ALA is implemented you will be eligible to participate as a key employee.

Your employment with ALA may be terminated, with or without cause, by either ALA or you at any time. In the event of termination without cause, the terminating party shall give the other party a one month's notice. You shall be entitled to your base salary through the effective date of termination and a pro-rata portion of earned and unused vacation time.

Should your employment be terminated by ALA without cause, you will be entitled to severance pay equal to one month's salary for each full year of service with ALA, based on your salary at the time of termination. In no event however, will the amount of such severance pay be less than six, nor more than twelve months pay. Also, in the event there is a change in the present controlling ownership of ALA, the amount of such severance automatically becomes twelve months.

The following shall entitle ALA to terminate your employment for cause:

(1) your being convicted of a criminal offense involving a felony or moral turpitude;

(2) any act or omission on your part which is grossly and materially contrary to the business interests, reputation, or goodwill of ALA; or

(3) if in the reasonable judgement of ALA, your job performance is inadequate.

Yours truly,

/s/ Alexander P. Kowalczyk
------------------------------
Alexander P. Kowalczyk, M.D.
American Laboratory Associates


AGREED AND ACCEPTED

/s/ Robert P. Wynn
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Robert P. Wynn

-------------------
Date
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              [AMERICAN LABORATORY ASSOCIATES, INC. LETTERHEAD]


To:  Human Resources and Payroll

From:  Compensation Committee of the Board of Directors

Subject:  Compensation - Robert P. Wynn

Date:  1/4/96

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Please be advised that the Compensation Committee of the Board of Directors agreed that in light of his performance that Mr. Robert P. Wynn's base compensation be increased by ten thousand dollars ($10,000) to $142,000 ($5,461.53) effective as of January 1, 1995.

Please make the appropriate adjustments in Mr. Wynn's next payroll check.

For the Compensation Committee of the
  Board of Directors


/s/ Alexander P. Kowalczyk
-------------------------------------
Alexander P. Kowalczyk, M.D.